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EXHIBIT 11. COMPUTATION OF PER SHARE EARNINGS

Weighted average common and common equivalent shares for the years ended March 31, 1997, 1996 and 1995 are computed as follows:

                                                       1997         1996            1995
Primary:
Net Income per share                                   $     0.66   $     1.40    $     1.18
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  Weighted average shares outstanding                   5,527,973    4,250,752     4,032,234
  Common shares assumed outstanding to
  reflect dilutive effect of common stock options         176,604      178,748        93,521
---------------------------------------------------------------------------------------------
  Weighted average shares and common
   equivalent shares outstanding                        5,704,577    4,429,500     4,125,755
---------------------------------------------------------------------------------------------
Fully diluted:
Net Income per share                                        $0.66        $1.40         $1.18
---------------------------------------------------------------------------------------------
  Weighted average shares outstanding                   5,527,973    4,250,752     4,032,234
  Common shares assumed outstanding to
  reflect dilutive effect of common stock options         187,178      184,157        98,357
---------------------------------------------------------------------------------------------
  Weighted average shares and common
  equivalent shares outstanding                         5,715,151    4,434,909     4,130,591
---------------------------------------------------------------------------------------------

     All share data has been adjusted to reflect the effect of a two-for-one stock split of the Company's common stock effected in the form of a stock dividend paid on December 21, 1995. In addition, all share data has been restated for all periods presented to give effect to the Company's merger with SCFC.

     Additionally, on May 23, 1996, SCFC declared a 5% stock dividend on its common stock, which was paid on June 30, 1996. The dividend was charged to retained earnings in the amount of $418,000 which was based on the closing price per share of common stock on the declaration date. Average shares outstanding and all per share amounts included in the accompanying consolidated financial statements and notes are based on the increased number of shares, giving retroactive effect to the stock dividend.